EXHIBIT 10.2

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.,

PURCHASER

and

GOLDMAN SACHS MORTGAGE COMPANY,

SELLER

MORTGAGE LOAN PURCHASE AGREEMENT

Dated as of September 1, 2012

Series 2012-GC8

This Mortgage Loan Purchase Agreement (“Agreement”), dated as of September 1, 2012, is between Citigroup Commercial Mortgage Securities Inc., a Delaware corporation, as purchaser (the “Purchaser”), and Goldman Sachs Mortgage Company, a New York limited partnership, as seller (the “Seller”).

Capitalized terms used in this Agreement not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, dated as of September 1, 2012 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Situs Holdings, LLC, as operating advisor, Citibank, N.A., as certificate administrator (in such capacity, the “Certificate Administrator”), and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), pursuant to which the Purchaser will transfer the Mortgage Loans (as defined herein) to a trust fund and certificates representing ownership interests in the Mortgage Loans will be issued by the trust fund (the “Trust Fund”).  In exchange for the Mortgage Loans, the Trust Fund will issue to or at the direction of the Depositor certificates to be known as Citigroup Commercial Mortgage Trust 2012-GC8, Commercial Mortgage Pass-Through Certificates, Series 2012-GC8 (collectively, the “Certificates”).  For purposes of this Agreement, “Mortgage Loans” refers to the mortgage loans listed on Exhibit A and “Mortgaged Properties” refers to the properties securing such Mortgage Loans.

The Purchaser and the Seller wish to prescribe the manner of sale of the Mortgage Loans from the Seller to the Purchaser and in consideration of the premises and the mutual agreements hereinafter set forth, agree as follows:

SECTION 1     Sale and Conveyance of Mortgages; Possession of Mortgage File.  The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse (except as otherwise specifically set forth herein), subject to the rights of the holders of interests in a Companion Loan, all of its right, title and interest in and to the Mortgage Loans identified on Exhibit A to this Agreement (the “Mortgage Loan Schedule”) including all interest and principal received or receivable on or with respect to the Mortgage Loans after the Cut-Off Date (and, in any event, excluding payments of principal and interest first due on the Mortgage Loans on or before the Cut-Off Date). Upon the sale of the Mortgage Loans, the ownership of each related Note, the Seller’s interest in the related Mortgage represented by the Note and the other contents of the related Mortgage File (all subject to the rights of the holders of interests in a Companion Loan) will be vested in the Purchaser and immediately thereafter the Trustee, and the ownership of records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Seller shall (subject to the rights of the holders of interests in a Companion Loan) immediately vest in the Purchaser and immediately thereafter the Trustee. In connection with the transfer of the 222 Broadway Mortgage Loan pursuant to this Section 1, the Seller does hereby assign all of its right, title and interest (solely in its capacity as the holder of the subject Mortgage Loan) in, to and under the related Intercreditor Agreement (it being understood and agreed that the Seller does not assign any right, title or interest that it may have thereunder in its capacity as the holder of the related Companion Loan, if applicable). The Purchaser will sell certain of the Certificates (the “Public Certificates”) to the underwriters (the “Underwriters”) specified in the Underwriting Agreement, dated as of September 10, 2012 (the

“Underwriting Agreement”), between the Purchaser and the Underwriters, and the Purchaser will sell certain of the Certificates (the “Private Certificates”) to the initial purchasers (the “Initial Purchasers” and, collectively with the Underwriters, the “Dealers”) specified in the Purchase Agreement, dated as of September 10, 2012 (the “Certificate Purchase Agreement”), between the Purchaser and Initial Purchasers.

The sale and conveyance of the Mortgage Loans is being conducted on an arms-length basis and upon commercially reasonable terms.  As the purchase price for the Mortgage Loans, the Purchaser shall pay, by wire transfer of immediately available funds, to the Seller or at the Seller’s direction $388,919,368, plus accrued interest on the Mortgage Loans from and including September 1, 2012 to but excluding the Closing Date (but subject to certain post-settlement adjustment for expenses incurred by the Underwriters and the Initial Purchasers on behalf of the Depositor and for which the Seller is specifically responsible).

The purchase and sale of the Mortgage Loans shall take place on the Closing Date.

SECTION 2     Books and Records; Certain Funds Received After the Cut-Off Date.  From and after the sale of the Mortgage Loans to the Purchaser, record title to each Mortgage and the related Note shall be transferred to the Trustee subject to and in accordance with this Agreement.  Any funds due after the Cut-Off Date in connection with a Mortgage Loan received by the Seller shall be held in trust on behalf of the Trustee (for the benefit of the Certificateholders) as the owner of such Mortgage Loan and shall be transferred promptly to the Certificate Administrator.  All scheduled payments of principal and interest due on or before the Cut-Off Date but collected after the Cut-Off Date, and all recoveries and payments of principal and interest collected on or before the Cut-Off Date (only in respect of principal and interest on the Mortgage Loans due on or before the Cut-Off Date and principal prepayments thereon), shall belong to, and shall be promptly remitted to, the Seller.

The transfer of each Mortgage Loan shall be reflected on the Seller’s balance sheets and other financial statements as the sale of such Mortgage Loan by the Seller to the Purchaser.  The Seller intends to treat the transfer of each Mortgage Loan to the Purchaser as a sale for tax purposes.  Following the transfer of the Mortgage Loans by the Seller to the Purchaser, the Seller shall not take any actions inconsistent with the ownership of the Mortgage Loans by the Purchaser and its assignees.

The transfer of each Mortgage Loan shall be reflected on the Purchaser’s balance sheets and other financial statements as the purchase of such Mortgage Loan by the Purchaser from the Seller.  The Purchaser intends to treat the transfer of each Mortgage Loan from the Seller as a purchase for tax purposes.  The Purchaser shall be responsible for maintaining, and shall maintain, a set of records for each Mortgage Loan which shall be clearly marked to reflect the transfer of ownership of each Mortgage Loan by the Seller to the Purchaser pursuant to this Agreement.

SECTION 3     Delivery of Mortgage Loan Documents; Additional Costs and Expenses.  (a)  The Purchaser hereby directs the Seller, and the Seller hereby agrees, such agreement effective upon the transfer of the Mortgage Loans contemplated herein, to deliver or cause to be delivered to the Custodian (on behalf of the Trustee), the Master Servicer and the Special Servicer, as applicable, on the dates set forth in Section 2.01 of the Pooling and Servicing Agreement, all documents, instruments and agreements required to be delivered by the Purchaser, or contemplated to be delivered by the Seller (whether at the direction of the Purchaser or otherwise), to the Custodian, the Master Servicer and the Special Servicer, as applicable, with respect to the Mortgage Loans under Section 2.01 of the Pooling and Servicing Agreement, and meeting all the requirements of such Section 2.01 of the Pooling and Servicing Agreement; provided that the Seller shall not be required to deliver any draft documents, privileged communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

(b)           The Seller shall deliver to and deposit with (or cause to be delivered to and deposited with) the Master Servicer within five (5) Business Days after the Closing Date a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans or any related Companion Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans (including any asset summaries related to the Mortgage Loans that were delivered to the Rating Agencies in connection with the rating of the Certificates) or any related Companion Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or any related Companion Loans or holders of interests therein and (iii) are in the possession or under the control of the Seller, together with (x) all unapplied Escrow Payments and reserve funds in the possession or under control of the Seller that relate to the Mortgage Loans or any related Companion Loans and (y) a statement indicating which Escrow Payments and reserve funds are allocable to each Mortgage Loan or any related Companion Loans, provided that copies of any document in the Mortgage File and any other document, record or item referred to above in this sentence that constitutes a Designated Servicing Document shall be delivered to the Master Servicer on or before the Closing Date; provided that the Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

SECTION 4     Treatment as a Security Agreement.  Pursuant to Section 1 hereof, the Seller has conveyed to the Purchaser all of its right, title and interest in and to the Mortgage Loans.  The parties intend that such conveyance of the Seller’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a purchase and sale and not a loan.  If such conveyance is deemed to be a pledge and not a sale, then the parties also intend and agree that the Seller shall be deemed to have granted, and in such event does hereby grant, to the Purchaser, a first priority security interest in all of its right, title and interest in, to and under the Mortgage Loans, all payments of principal or interest on such Mortgage Loans due after the Cut-Off Date, all other payments made in respect of such Mortgage Loans after the Cut-Off Date (and, in any event, excluding scheduled payments of principal and interest due on or before the Cut-Off Date) and all proceeds thereof, and that this Agreement shall constitute a security agreement under applicable law.  If such conveyance is deemed to be a pledge and not a sale, the Seller consents to the Purchaser hypothecating and transferring such security interest in favor of the Trustee and transferring the obligation secured thereby to the Trustee.

SECTION 5     Covenants of the Seller.  The Seller covenants with the Purchaser as follows:

(a)           it shall record and file or cause a third party to record and file in the appropriate public recording office for real property records or UCC financing statements, as appropriate, the assignments of assignment of leases, rents and profits and the assignments of Mortgage and each related UCC-2 and UCC-3 financing statement referred to in the definition of Mortgage File from the Seller to the Trustee as and to the extent contemplated under Section 2.01(c) of the Pooling and Servicing Agreement.  All out of pocket costs and expenses relating to the recordation or filing of such assignments, assignments of Mortgage and financing statements shall be paid by the Seller.  If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Seller shall prepare or cause the preparation of a substitute therefor or cure such defect or cause such defect to be cured, as the case may be, and the Seller shall record or file, or cause the recording or filing of, such substitute or corrected document or instrument or, with respect to any assignments the Certificate Administrator has agreed to file pursuant to the Pooling and Servicing Agreement, deliver such substitute or corrected document or instrument to the Certificate Administrator (or, if the Mortgage Loan is then no longer subject to the Pooling and Servicing Agreement, the then holder of such Mortgage Loan);

(b)          as to each Mortgage Loan, if the Seller cannot deliver or cause to be delivered the documents and/or instruments referred to in clauses (2), (3) and (6) (if recorded) and (15) of the definition of “Mortgage File” in the Pooling and Servicing Agreement solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as applicable, it shall forward to the Certificate Administrator a copy of the original certified by the Seller to be a true and complete copy of the original thereof submitted for recording.  The Seller shall cause each assignment referred to in Section (5)(a) above that is recorded and the file copy of each UCC-2 and UCC-3 assignment referred to in Section (5)(a) above to reflect that it should be returned by the public recording or filing office to the Certificate Administrator or its agent following recording; provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Certificate Administrator shall obtain therefrom a certified copy of the recorded original.  On a monthly basis, at the expense of the Seller, the Certificate Administrator shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Custodian’s receipt thereof;

(c)           it shall take any action reasonably required by the Purchaser, the Certificate Administrator, the Trustee or the Master Servicer in order to assist and facilitate the transfer of the servicing of the Mortgage Loans to the Master Servicer, including effectuating the transfer of any letters of credit with respect to any Mortgage Loan to the Master Servicer on behalf of the Trustee for the benefit of Certificateholders and the holders of any related Companion Loans.  Prior to the date that a letter of credit with respect to any Mortgage Loan is transferred to the Master Servicer, the Seller will cooperate with the reasonable requests of the Master Servicer or Special Servicer, as applicable, in connection with effectuating a draw under such letter of credit as required under the terms of the related Loan Documents;

(d)          the Seller shall provide the Master Servicer the initial data with respect to each Mortgage Loan for the CREFC Financial File and the CREFC Loan Periodic Update File that are required to be prepared by the Master Servicer pursuant to the Pooling and Servicing Agreement and the Supplemental Servicer Schedule;

(e)           if (during the period of time that the Underwriters are required, under applicable law, to deliver a prospectus related to the Public Certificates in connection with sales of the Public Certificates by an Underwriter or a dealer) the Seller has obtained actual knowledge of undisclosed or corrected information related to an event that occurred prior to the Closing Date, which event causes there to be an untrue statement of a material fact with respect to the Seller Information in the Prospectus Supplement dated September 10, 2012 relating to the Public Certificates, the annexes and exhibits thereto and the DVD delivered therewith, or the Offering Circular dated September 10, 2012 relating to the Private Certificates, the annexes and exhibits thereto and the DVD delivered therewith (collectively, the “Offering Documents”), or causes there to be an omission to state therein a material fact with respect to the Seller Information required to be stated therein or necessary to make the statements therein with respect to the Seller Information, in light of the circumstances under which they were made, not misleading, then the Seller shall promptly notify the Dealers and the Depositor. If as a result of any such event the Dealers’ legal counsel determines that it is necessary to amend or supplement the Offering Documents in order to correct the untrue statement, or to make the statements therein, in the light of the circumstances when the Offering Documents are delivered to a purchaser, not misleading, or to make the Offering Documents in compliance with applicable law, the Seller shall (to the extent that such amendment or supplement solely relates to the Seller Information) at the expense of the Seller, do all things reasonably necessary to assist the Depositor to prepare and furnish to the Dealers, such amendments or supplements to the Offering Documents as may be necessary so that the Seller Information in the Offering Documents, as so amended or supplemented, will not contain an untrue statement, will not, in the light of the circumstances when the Offering Documents are delivered to a purchaser, be misleading and will comply with applicable law.  (All terms under this clause (d) and not otherwise defined in this Agreement shall have the meanings set forth in the Indemnification Agreement, dated as of September 10, 2012, among the Underwriters, the Initial Purchasers, the Seller and the Purchaser (the “Indemnification Agreement” and, together with this Agreement, the “Operative Documents”)); and

(f)           for so long as the Trust Fund is subject to the reporting requirements of the Exchange Act, the Seller shall provide the Depositor and the Certificate Administrator with any Additional Form 10-D Disclosure, any Additional Form 10-K Disclosure and any Form 8-K Disclosure Information indicated on Exhibit U, Exhibit V and Exhibit Z to the Pooling and Servicing Agreement within the time periods set forth in the Pooling and Servicing Agreement; provided that, in connection with providing Additional Form 10-K Disclosure and the Seller’s reporting obligations under Item 1119 of Regulation AB, upon reasonable request by the Seller, the Purchaser shall provide the Seller with a list of all parties to the Pooling and Servicing Agreement.

SECTION 6     Representations and Warranties.

(a)          The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

(i)           The Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to own its assets and conduct its business, is duly qualified as a foreign organization in good standing in all jurisdictions to the extent such qualification is necessary to hold and sell the Mortgage Loans or otherwise comply with its obligations under this Agreement except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and the Seller has taken all necessary action to authorize the execution and delivery of, and performance under, the Operative Documents and has duly executed and delivered each Operative Document, and has the power and authority to execute, deliver and perform under each Operative Document and all the transactions contemplated hereby and thereby, including, but not limited to, the power and authority to sell, assign, transfer, set over and convey the Mortgage Loans in accordance with this Agreement;

(ii)          Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities;

(iii)         The execution and delivery of each Operative Document by the Seller and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which the Seller is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Seller’s organizational documents or any agreement or instrument to which the Seller is a party or by which it is bound, or any order or decree applicable to the Seller, or result in the creation or imposition of any lien on any of the Seller’s assets or property, in each case, which would materially and adversely affect the ability of the Seller to carry out the transactions contemplated by the Operative Documents;

(iv)         There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened against the Seller in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Seller to carry out the transactions contemplated by each Operative Document;

(v)          The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or might have consequences that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect its performance under any Operative Document;

(vi)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, each Operative Document or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by the Seller; and

(vii)        The transfer, assignment and conveyance of the Mortgage Loans by the Seller to the Purchaser is not subject to bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(b)          The Purchaser represents and warrants to the Seller as of the Closing Date that:

(i)           The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder, and the Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has duly executed and delivered this Agreement, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby;

(ii)          Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)         The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not conflict with any provision of any law or regulation to which the Purchaser is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Purchaser’s organizational documents or any agreement or instrument to which the Purchaser is a party or by which it is bound, or any order or decree applicable to the Purchaser, or result in the creation or imposition of any lien on any of the Purchaser’s assets or property, in each case which would materially and adversely affect the ability of the Purchaser to carry out the transactions contemplated by this Agreement;

(iv)         There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of this Agreement or any action taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement;

(v)          The Purchaser is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Purchaser or its properties or might have consequences that would materially and adversely affect its performance under any Operative Document; and

(vi)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement other than those that have been obtained by the Purchaser.

(c)          The Seller further makes the representations and warranties as to the Mortgage Loans set forth in Exhibit B to this Agreement as of the Cut-Off Date or such other date set forth in Exhibit B to this Agreement, which representations and warranties are subject to the exceptions thereto set forth in Exhibit C to this Agreement.

(d)          Pursuant to the Pooling and Servicing Agreement, if (i) any party thereto discovers or receives notice alleging that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a “Document Defect”), or discovers or receives notice alleging a breach of any representation or warranty of the Seller made pursuant to Section 6(c) of this Agreement with respect to any Mortgage Loan (a “Breach”) or (ii) the Special Servicer or the Purchaser receives a Repurchase Request, such party is required to give prompt written notice thereof to the Seller.

(e)          Pursuant to the Pooling and Servicing Agreement, the Special Servicer is required to determine whether any such Document Defect or Breach with respect to any Mortgage Loan materially and adversely affects, or such Document Defect is deemed in accordance with Section 2.03 of the Pooling and Servicing Agreement to materially and adversely affect, the value of the Mortgage Loan or any related REO Property or the interests of the Certificateholders therein, or causes the related Mortgage Loan to be other than a Qualified Mortgage (any such Document Defect shall constitute a “Material Document Defect” and any such Breach shall constitute a “Material Breach”).  If such Document Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer will be required to give prompt written notice thereof to the Seller.  Promptly upon becoming aware of any such Material Document Defect or Material Breach (including through a written notice given by any party hereto, as provided above if the Document Defect or Breach identified therein is a Material Document Defect or Material Breach, as the case may be), the Seller shall, not later than 90 days from the earlier of the Seller’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, not later than 90 days from any party discovering such Material Document Defect or Material Breach provided the Seller receives notice thereof in a timely manner), cure the same in all material respects (which cure shall include payment of any losses and Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within such 90 day period, the Seller shall either (i) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (provided that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the Master Servicer, for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith or (ii) repurchase the affected Mortgage Loan or any related REO Property (or the Trust Fund’s interest therein) at the applicable Purchase Price by wire transfer of immediately available funds to the Collection Account; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within such 90 day period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within such 90 day period, then the Seller shall have an additional 90 days to complete such cure (or, in the event of a failure to so cure, to complete such repurchase of the related Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as described above) it being understood and agreed that, in connection with the Seller’s receiving such additional 90 day period, the Seller shall deliver an Officer’s Certificate to the Trustee, the Special Servicer and the Certificate Administrator setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the initial 90 day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Material Document Defect or Material Breach will be cured within such additional 90 day period; and provided, further, that, if any such Material Document Defect is still not cured after the initial 90 day period and any such additional 90 day period solely due to the failure of the Seller to have received the recorded document, then the Seller shall be entitled to continue to defer its cure, substitution or repurchase obligations in respect of such Document Defect so long as the Seller certifies to the Trustee, the Special Servicer and the Certificate Administrator every 30 days thereafter that the Document Defect is still in effect solely because of its failure to have received the recorded document and that the Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure, substitution or repurchase may continue beyond the date that is 18 months following the Closing Date.  Any such repurchase of a Mortgage Loan shall be on a servicing released basis.  The Seller shall have no obligation to monitor the Mortgage Loans regarding the existence of a Breach or a Document Defect, but if the Seller discovers a Material Breach or Material Document Defect with respect to a Mortgage Loan, it will notify the Purchaser.

Subject to the Seller’s right to cure set forth above in this Section 6(e), and further subject to Sections 2.01(b) and 2.01(c) of the Pooling and Servicing Agreement, failure of the Seller to deliver the documents referred to in clauses (1)(A), (2), (7), (8), (18) and (19) in the definition of “Mortgage File” in the Pooling and Servicing Agreement in accordance with this

Agreement and the Pooling and Servicing Agreement for any Mortgage Loan shall be deemed a Material Document Defect; provided, however, that no Document Defect (except such deemed Material Document Defect described above) shall be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation.

(f)           In connection with any repurchase or substitution of one or more Mortgage Loans pursuant to this Section 6, the Pooling and Servicing Agreement shall provide that the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the repurchasing entity, upon delivery to each of them of a receipt executed by the repurchasing entity, all portions of the Mortgage File and other documents and all Escrow Payments and reserve funds pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the repurchasing or substituting entity or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee or as otherwise reasonably requested to effect the retransfer and reconveyance of the Mortgage Loan and the security therefor to the Seller or its designee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer’s Certificate to the effect that the requirements for repurchase or substitution have been satisfied.

(g)          The representations and warranties of the parties hereto shall survive the execution and delivery and any termination of this Agreement and shall inure to the benefit of the respective parties, notwithstanding any restrictive or qualified endorsement on the Notes or Assignment of Mortgage or the examination of the Mortgage Files.

(h)          Each party hereto agrees to promptly notify the other party of any breach of a representation or warranty contained in Section 6(c) of this Agreement.  The Seller’s obligation to cure any Material Breach or Material Document Defect or to repurchase or substitute any affected Mortgage Loan pursuant to this Section 6 shall constitute the sole remedy available to the Purchaser in connection with a breach of any of the Seller’s representations or warranties contained in Section 6(c) of this Agreement or a Document Defect with respect to any Mortgage Loan.

(i)           The Seller shall promptly notify the Depositor if (i) the Seller receives a Repurchase Communication of a Repurchase Request (other than from the Depositor), (ii) the Seller repurchases or replaces a Mortgage Loan, (iii) the Seller receives a Repurchase Communication of a Repurchase Request Withdrawal (other than from the Depositor) or (iv) the Seller rejects or disputes any Repurchase Request.  Each such notice shall be given no later than the tenth (10th) Business Day after (A) with respect to clauses (i) and (iii) of the preceding sentence, receipt of a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, as applicable, and (B) with respect to clauses (ii) and (iv) of the preceding sentence, the occurrence of the event giving rise to the requirement for such notice, and shall include (1) the identity of the related Mortgage Loan, (2) the date (x) such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal was received, (y) the related Mortgage Loan was repurchased or replaced or (z) the Repurchase Request was rejected or disputed, as applicable, and (3) if known, the basis for (x) the Repurchase Request (as asserted in the Repurchase Request) or (y) any rejection or dispute of a Repurchase Request, as applicable.

The Seller shall provide to the Depositor and the Certificate Administrator the Seller’s “Central Index Key” number assigned by the Securities and Exchange Commission and a true, correct and complete copy of the relevant portions of any Form ABS-15G that the Seller is required to file with the Securities and Exchange Commission with respect to the Mortgage Loans on or before the date that is five (5) Business Days before the date such Form ABS-15G is required to be filed with the Securities and Exchange Commission.

In addition, the Seller shall provide the Depositor, upon request, such other information in its possession as would permit the Depositor to comply with its obligations under Rule 15Ga-1 under the Exchange Act to disclose fulfilled and unfulfilled repurchase requests.  Any such information requested shall be provided as promptly as practicable after such request is made.

The Seller agrees that no Rule 15Ga-1 Notice Provider will be required to provide information in a Rule 15Ga-1 Notice that is protected by the attorney-client privilege or attorney work product doctrines.  In addition, the Seller hereby acknowledges that (i) any Rule 15Ga-1 Notice provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement is so provided only to assist the Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to Section 2.03(a) of the Pooling and Servicing Agreement by a Rule 15Ga-1 Notice Provider shall be deemed to constitute a waiver or defense to the exercise of any legal right the Rule 15Ga-1 Notice Provider may have with respect to this Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

Each party hereto agrees that the receipt of a 15Ga-1 Notice or the delivery of any notice required to be delivered pursuant to this Section 6(i) shall not, in and of itself, constitute delivery of notice of, receipt of notice of, or knowledge of the Seller of, any Material Document Defect or Material Breach.

Each party hereto agrees and acknowledges that, as of the date of this Agreement, the “Central Index Key” number of the Trust Fund is 0001556811.

“Repurchase Communication” means, for purposes of this Section 6(i) only, any communication, whether oral or written, which need not be in any specific form.

SECTION 7     Review of Mortgage File.  The Purchaser shall require the Certificate Administrator pursuant to the Pooling and Servicing Agreement to review the

Mortgage Files pursuant to Section 2.02 of the Pooling and Servicing Agreement and if it finds any document or documents not to have been properly executed, or to be missing or to be defective on its face in any material respect, to notify the Purchaser, which shall promptly notify the Seller.

SECTION 8     Conditions to Closing.  The obligation of the Seller to sell the Mortgage Loans shall be subject to the Seller having received the purchase price for the Mortgage Loans as contemplated by Section 1 of this Agreement.  The obligations of the Purchaser to purchase the Mortgage Loans shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)          Each of the obligations of the Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with and all of the representations and warranties of the Seller under this Agreement shall, subject to any applicable exceptions set forth on Exhibit C to this Agreement, be true and correct in all material respects as of the Closing Date or as of such other date as of which such representation is made under the terms of Exhibit B to this Agreement, and no event shall have occurred as of the Closing Date which would constitute a default on the part of the Seller under this Agreement, and the Purchaser shall have received a certificate to the foregoing effect signed by an authorized officer of the Seller substantially in the form of Exhibit D to this Agreement.

(b)          The Pooling and Servicing Agreement (to the extent it affects the obligations of the Seller hereunder), in such form as is agreed upon and acceptable to the Purchaser, the Seller, the Underwriters, the Initial Purchasers and their respective counsel in their reasonable discretion, shall be duly executed and delivered by all signatories as required pursuant to the terms thereof.

(c)          The Purchaser shall have received the following additional closing documents:

(i)           copies of the Seller’s Articles of Association, charter, by-laws or other organizational documents and all amendments, revisions, restatements and supplements thereof, certified as of a recent date by the Secretary of the Seller;

(ii)          a certificate as of a recent date of the Secretary of State of the State of New York to the effect that the Seller is duly organized, existing and in good standing in the State of New York;

(iii)         an officer’s certificate of the Seller in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency;

(iv)         an opinion of counsel of the Seller, subject to customary exceptions and carve-outs, in form reasonably acceptable to the Underwriters, the Initial Purchasers and each Rating Agency; and

(v)          a letter from counsel of the Seller substantially to the effect that (a) nothing has come to such counsel’s attention that would lead such counsel to believe that the agreed upon sections of the Primary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular or the Final Offering Circular (each as defined in the Indemnification Agreement), as of the date thereof or as of the Closing Date (or, in the case of the Primary Free Writing Prospectus or the Preliminary Offering Circular, solely as of the time of sale) contained or contain, as applicable, with respect to the Seller or the Mortgage Loans, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein relating to the Seller or the Mortgage Loans, in the light of the circumstances under which they were made, not misleading and (b) the Seller Information (as defined in the Indemnification Agreement) in the Prospectus Supplement appears to be appropriately responsive in all material respects to the applicable requirements of Regulation AB.

(d)          The Public Certificates shall have been concurrently issued and sold pursuant to the terms of the Underwriting Agreement.  The Private Certificates shall have been concurrently issued and sold pursuant to the terms of the Certificate Purchase Agreement.

(e)          The Seller shall have executed and delivered concurrently herewith the Indemnification Agreement.

(f)           The Seller shall furnish the Purchaser, the Underwriters and the Initial Purchasers with such other certificates of its officers or others and such other documents and opinions to evidence fulfillment of the conditions set forth in this Agreement as the Purchaser and its counsel may reasonably request.

SECTION 9     Closing.  The closing for the purchase and sale of the Mortgage Loans shall take place at the office of Kaye Scholer LLP, New York, New York, at 10:00 a.m., on the Closing Date or such other place and time as the parties shall agree.

SECTION 10     Expenses.  The Seller will pay its pro rata share (the Seller’s pro rata portion to be determined according to the percentage that the aggregate principal balance as of the Cut-Off Date of all the Mortgage Loans represents as to the aggregate principal balance as of the Cut-Off Date of all the mortgage loans to be included in the Trust Fund) of all costs and expenses of the Purchaser in connection with the transactions contemplated herein, including, but not limited to: (i) the costs and expenses of the Purchaser in connection with the purchase of the Mortgage Loans; (ii) the costs and expenses of reproducing and delivering the Pooling and Servicing Agreement and this Agreement and printing (or otherwise reproducing) and delivering the Certificates; (iii) the reasonable and documented fees, costs and expenses of the Trustee, the Certificate Administrator and their respective counsel; (iv) the fees and disbursements of a firm of certified public accountants selected by the Purchaser and the Seller with respect to numerical information in respect of the Mortgage Loans and the Certificates included in the Prospectus, Preliminary Free Writing Prospectus, the Prospectus Supplement, the Preliminary Offering Circular, the Final Offering Circular and any related disclosure for the initial Form 8-K, including the cost of obtaining any “comfort letters” with respect to such items; (v) the costs and expenses in connection with the qualification or exemption of the Certificates under state securities or blue sky laws, including filing fees and reasonable fees and disbursements of counsel in connection therewith; (vi) the costs and expenses in connection with any determination of the eligibility of the Certificates for investment by institutional investors in any jurisdiction and the preparation of any legal investment survey, including reasonable fees and disbursements of counsel in connection therewith; (vii) the costs and expenses in connection with printing (or otherwise reproducing) and delivering the Registration Statement, Prospectus, Preliminary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular and Final Offering Circular and the reproducing and delivery of this Agreement and the furnishing to the Underwriters of such copies of the Registration Statement, Prospectus, Preliminary Free Writing Prospectus, Prospectus Supplement, Preliminary Offering Circular, Final Offering Circular and this Agreement as the Underwriters may reasonably request; (viii) the fees of the rating agency or agencies requested to rate the Certificates; (ix) the reasonable fees and expenses of Kaye Scholer LLP, as counsel to the Purchaser; and (x) the reasonable fees and expenses of Mayer Brown LLP, as counsel to the Underwriters and the Initial Purchasers.

SECTION 11     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.  Furthermore, the parties shall in good faith endeavor to replace any provision held to be invalid or unenforceable with a valid and enforceable provision which most closely resembles, and which has the same economic effect as, the provision held to be invalid or unenforceable.

SECTION 12     Governing Law.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 13     Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14     Submission to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN

ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

SECTION 15     No Third-Party Beneficiaries.  The parties do not intend the benefits of this Agreement to inure to any third party except as expressly set forth in Section 16.

SECTION 16     Assignment.  The Seller hereby acknowledges that the Purchaser has, concurrently with the execution hereof, executed and delivered the Pooling and Servicing Agreement and that, in connection therewith, it has assigned its rights hereunder to the Trustee for the benefit of the Certificateholders.  The Seller hereby acknowledges its obligations pursuant to Sections 2.01, 2.02 and 2.03 of the Pooling and Servicing Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and their permitted successors and assigns.  Any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller may become a party, or any Person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder without any further act.  The warranties and representations and the agreements made by the Seller herein shall survive delivery of the Mortgage Loans to the Trustee (or the Custodian on its behalf) until the termination of the Pooling and Servicing Agreement, but shall not be further assigned by the Trustee to any Person.

SECTION 17     Notices.  All communications hereunder shall be in writing and effective only upon receipt and (i) if sent to the Purchaser, will be mailed, hand delivered, couriered or sent by facsimile transmission to it at Citigroup Commercial Mortgage Securities Inc., 390 Greenwich Street, 5th Floor, New York, New York 10013, to the attention of Paul Vanderslice, fax number (212) 723-8599, and 388 Greenwich Street, 19th Floor, New York, New York 10013, to the attention of Richard Simpson, fax number (646) 328-2943, and 388 Greenwich Street, 17th Floor, New York, New York 10013, to the attention of Ryan M. O’Connor, fax number (646) 862-8988, and with an electronic copy emailed to Richard Simpson at richard.simpson@citi.com and to Ryan M. O’Connor at ryan.m.oconnor@citi.com, (ii) if sent to the Seller, will be mailed, hand delivered, couriered or sent by facsimile transmission or electronic mail and confirmed to it at Goldman Sachs Mortgage Company, 200 West Street, New York, New York 10282, to the attention of Leah Nivison, fax number (212) 428-1439, e-mail: Leah.nivison@gs.com, with a copy to Gary Silber, fax number (212) 493-9003, e-mail: gary.silber@gs.com, and (iii) in the case of any of the preceding parties, such other address as may hereafter be furnished to the other party in writing by such parties.

SECTION 18     Amendment.  This Agreement may be amended only by a written instrument which specifically refers to this Agreement and is executed by the Purchaser and the Seller.  This Agreement shall not be deemed to be amended orally or by virtue of any continuing custom or practice.  No amendment to the Pooling and Servicing Agreement which relates to defined terms contained therein or to any obligations or rights of the Seller whatsoever shall be effective against the Seller unless the Seller shall have agreed to such amendment in writing.

SECTION 19     Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 20     Exercise of Rights.  No failure or delay on the part of any party to exercise any right, power or privilege under this Agreement and no course of dealing between the Seller and the Purchaser shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 6(h) of this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any party would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of either party to any other or further action in any circumstances without notice or demand.

SECTION 21     No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.  Nothing herein contained shall be deemed or construed as creating an agency relationship between the Purchaser and the Seller and neither party shall take any action which could reasonably lead a third party to assume that it has the authority to bind the other party or make commitments on such party’s behalf.

SECTION 22     Miscellaneous.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the waiver, discharge or termination is sought.

SECTION 23     Further Assurances.  The Seller and Purchaser each agree to execute and deliver such instruments and take such further actions as any party hereto may, from time to time, reasonably request in order to effectuate the purposes and carry out the terms of this Agreement.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

CITIGROUP COMMERCIAL MORTGAGE
SECURITIES INC.

By:	/s/ Richard W. Simpson
Name: Richard W. Simpson
Title: Vice President

GOLDMAN SACHS MORTGAGE
COMPANY

By:	Goldman Sachs Real Estate Funding Corp.,
its General Partner

By:	/s/ Daniel Bennett
Name: Daniel Bennett
Title: Vice President

Citigroup Commercial Mortgage Trust 2012-GC8 – GSMC Mortgage Loan Purchase Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A-1

CGCMT 2012-GC8 GSMC Mortgage Loan Schedule
									Original	Remaining		Remaining				Crossed With
Control		Loan						Cut-Off Date	Mortgage	Term To		Amortization Term	Subservicing	Servicing	Mortgage	Other Loans		Anticipated
Number	Footnotes	Number	Property Name	Address	City	State	Zip Code	Balance ($)	Loan Rate (%)	Maturity (Mos.)	Maturity Date	(Mos.)	Fee Rate (%)	Fee Rate (%)	Loan Seller	(Crossed Group)	ARD (Yes/No)	Repayment Date
2	1	94FPO5	222 Broadway	222 Broadway	New York	New York	10038	100,000,000	4.89900%	57	6/6/2017	0	0.00000%	0.07000%	GSMC		No
6		94GQC8	25 East Oak Street	25 East Oak Street	Chicago	Illinois	60611	49,938,386	4.35000%	119	8/6/2022	359	0.00000%	0.07000%	GSMC		No
7		94EDC7	Sonora Village	15448-15704 North Pima Road	Scottsdale	Arizona	85260	33,650,000	4.95000%	117	6/6/2022	360	0.02000%	0.05000%	GSMC		No
8	2	94XFC3	Cole Family Dollar Portfolio					27,725,000	4.72600%	83	8/6/2042	0	0.00000%	0.07000%	GSMC		Yes	8/6/2019
8.01		94XFC3-1	Family Dollar - Plant City	3509 West Baker Street	Plant City	Florida	33563
8.02		94XFC3-2	Family Dollar - Tampa	1501 East Martin Luther King Boulevard	Tampa	Florida	33610
8.03		94XFC3-3	Family Dollar - Hernandez	19408 US Highway 84/285	Hernandez	New Mexico	87537
8.04		94XFC3-4	Family Dollar - Pembroke Park	4100 Hallandale Beach Boulevard	Pembroke Park	Florida	33023
8.05		94XFC3-5	Family Dollar - Deland	3101 North Woodland Boulevard	Deland	Florida	32720
8.06		94XFC3-6	Family Dollar - Port Arthur	2601 Memorial Boulevard	Port Arthur	Texas	77640
8.07		94XFC3-7	Family Dollar - Phoenix	1831 East McDowell Road	Phoenix	Arizona	85006
8.08		94XFC3-8	Family Dollar - Jacksonville I	9114 Lem Turner Road	Jacksonville	Florida	32208
8.09		94XFC3-9	Family Dollar - Kansas City I	3129 State Avenue	Kansas City	Kansas	66102
8.1		94XFC3-10	Family Dollar - Avondale	725 North Dysart Road	Avondale	Arizona	85323
8.11		94XFC3-11	Family Dollar - Fort Myers	3477 Martin Luther King Boulevard	Fort Myers	Florida	33916
8.12		94XFC3-12	Family Dollar - Ocala	3660 Southeast Maricamp Road	Ocala	Florida	34480
8.13		94XFC3-13	Family Dollar - Fort Lupton	130 South Denver Avenue	Fort Lupton	Colorado	80621
8.14		94XFC3-14	Family Dollar - Houston	10425 Veterans Memorial Drive	Houston	Texas	77038
8.15		94XFC3-15	Family Dollar - Burton	1181 East Bristol Road	Burton	Michigan	48529
8.16		94XFC3-16	Family Dollar - Hudson	525 South Meridian Road	Hudson	Michigan	49247
8.17		94XFC3-17	Family Dollar - Jacksonville II	5540 Moncrief Road	Jacksonville	Florida	32209
8.18		94XFC3-18	Family Dollar - Dacono	1020 8th Street	Dacono	Colorado	80514
8.19		94XFC3-19	Family Dollar - Kentwood	5840 Division Avenue South	Kentwood	Michigan	49548
8.2		94XFC3-20	Family Dollar - Lakeland	3903 New Tampa Highway	Lakeland	Florida	33815
8.21		94XFC3-21	Family Dollar - San Antonio I	8610 South Zarzamora Street	San Antonio	Texas	78224
8.22		94XFC3-22	Family Dollar - Newaygo	269 East 82nd Street	Newaygo	Michigan	49337
8.23		94XFC3-23	Family Dollar - Kansas City II	10445 Blue Ridge Boulevard	Kansas City	Missouri	64134
8.24		94XFC3-24	Family Dollar - Beaumont	6010 Highway 105	Beaumont	Texas	77708
8.25		94XFC3-25	Family Dollar - Milton	6380 Highway 87 North	Milton	Florida	32570
8.26		94XFC3-26	Family Dollar - Memphis	3685 Lamar Avenue	Memphis	Tennessee	38118
8.27		94XFC3-27	Family Dollar - Noonday	17700 Highway 155 South	Noonday	Texas	75762
8.28		94XFC3-28	Family Dollar - Coolidge	555 North Arizona Boulevard	Coolidge	Arizona	85128
8.29		94XFC3-29	Family Dollar - Leander	600 Crystal Falls Parkway	Leander	Texas	78641
8.3		94XFC3-30	Family Dollar - San Antonio II	5120 North Foster Road	San Antonio	Texas	78244
8.31		94XFC3-31	Family Dollar - Little Rock	8510 Asher Avenue	Little Rock	Arkansas	72204
8.32		94XFC3-32	Family Dollar - Canton	1617 East Tuscarawas Street	Canton	Ohio	44707
8.33		94XFC3-33	Family Dollar - Converse	10570 Toepperwein Road	Converse	Texas	78109
8.34		94XFC3-34	Family Dollar - St. Peter	220 Grace Street	St. Peter	Minnesota	56082
8.35		94XFC3-35	Family Dollar - Fort Dodge	21 South 15th Street	Fort Dodge	Iowa	50501
9	3	94EDB9	Hyatt Regency - Buffalo	2 Fountain Plaza	Buffalo	New York	14202	25,461,498	5.11000%	119	8/6/2022	299	0.00000%	0.07000%	GSMC		No
10		94NNO0	Plains Capital Towers	6000 and 6100 Western Place	Fort Worth	Texas	76107	23,948,280	4.95000%	58	7/6/2017	358	0.00000%	0.07000%	GSMC		No
11		94GEL1	West Valley Shopping Center	5205 Prospect Road	San Jose	California	95129	23,400,000	4.78150%	118	7/6/2022	360	0.00000%	0.07000%	GSMC		No
16		94GF14	SpringHill Suites - Frazer Mills	3015 Pittsburgh Mills Boulevard	Tarentum	Pennsylvania	15084	14,928,284	5.00000%	117	6/6/2022	297	0.03000%	0.05000%	GSMC		No
17		94GF06	SpringHill Suites - Southside Works	2950 South Water Street	Pittsburgh	Pennsylvania	15203	14,455,234	5.00000%	118	7/6/2022	298	0.03000%	0.05000%	GSMC		No
20	4	94OJU9	University Manors	Various	Columbus	Ohio	43201	12,444,665	5.45000%	117	6/6/2022	297	0.00000%	0.07000%	GSMC		No
21		94FPP2	ARCT III Portfolio					12,270,000	3.70000%	60	9/6/2017	0	0.00000%	0.07000%	GSMC		No
21.01		94FPP2-1	Advance Auto - Auburn, IN	1001 West 7th Street	Auburn	Indiana	46706
21.02		94FPP2-2	Tire Kingdom - Dublin, OH	5360 Tuttle Crossing Boulevard	Dublin	Ohio	43016
21.03		94FPP2-3	Dollar General - Sikeston, MO	1355 East Malone Avenue	Sikeston	Missouri	63801
21.04		94FPP2-4	Family Dollar - Tulsa, OK	6701 South Peoria Avenue	Tulsa	Oklahoma	74136
21.05		94FPP2-5	Dollar General - Altamont, IL	913 South Main Street	Altamont	Illinois	62411
21.06		94FPP2-6	Dollar General - Ozark, MO	1501 State Route 14	Ozark	Missouri	65721
21.07		94FPP2-7	Family Dollar - Hawthorne, NV	1081 Highway 95	Hawthorne	Nevada	89415
21.08		94FPP2-8	Dollar General - Cadillac, MI	800 South Mitchell Street	Cadillac	Michigan	49601
21.09		94FPP2-9	Family Dollar - Lovelock, NV	235 Main Street	Lovelock	Nevada	89419
21.1		94FPP2-10	Dollar General - Gardner, LA	500 Saint Claire Road	Gardner	Louisiana	71409
21.11		94FPP2-11	Dollar General - Durand, MI	8880 East Monroe	Durand	Michigan	48429
21.12		94FPP2-12	Dollar General - Carleton, MI	12705 Grafton Road	Carleton	Michigan	48117
21.13		94FPP2-13	Family Dollar - Biloxi, MS	1961 Popps Ferry Road	Biloxi	Mississippi	39532
21.14		94FPP2-14	Dollar General - Oran, MO	204 State Highway West	Oran	Missouri	63771
21.15		94FPP2-15	Dollar General - Flint, MI	2015 West Coldwater Road	Flint	Michigan	48505
21.16		94FPP2-16	Family Dollar - Wells, NV	640 Humboldt Avenue	Wells	Nevada	89835
21.17		94FPP2-17	Advance Auto - Greenwood, SC	1301 Main Street South	Greenwood	South Carolina	29646
21.18		94FPP2-18	Family Dollar - Gulfport, MS	501 Lynn Avenue	Gulfport	Mississippi	39503
21.19		94FPP2-19	Advance Auto - Warren, OH	3741 Elm Road Northeast	Warren	Ohio	44483
21.2		94FPP2-20	Family Dollar - Carriere, MS	7352 Highway 11	Carriere	Mississippi	39426
21.21		94FPP2-21	Dollar General - Vienna, MO	204 US Highway 63 South	Vienna	Missouri	65582
21.22		94FPP2-22	Dollar General - Como, TX	2010 East Main Street	Como	Texas	75431
21.23		94FPP2-23	Dollar General - Soso, MS	6 Highway 533	Soso	Mississippi	39480
21.24		94FPP2-24	Dollar General - Gordonville, TX	31340 U.S. Highway 377	Gordonville	Texas	76245
21.25		94FPP2-25	Family Dollar - Kerens, TX	702 NW 2nd Street	Kerens	Texas	75144
21.26		94FPP2-26	Dollar General - Moorhead, MS	822 Highway 3	Moorhead	Mississippi	38761
21.27		94FPP2-27	Family Dollar - Rangely, CO	600 East Main Street	Rangely	Colorado	81648
22		94GEM9	Legacy Tower	411 West Chapel Hill Street	Durham	North Carolina	27701	11,697,214	4.92400%	56	5/6/2017	356	0.05000%	0.05000%	GSMC		No
26		94NNL6	TownePlace Suites - Fayetteville	1464 Skibo Road	Fayetteville	North Carolina	28303	10,103,889	5.30000%	117	6/6/2022	297	0.04000%	0.07000%	GSMC		No
45		94FPS6	Merrimack Village Center	7 Continental Boulevard	Merrimack	New Hampshire	03054	5,445,000	4.36000%	118	7/6/2022	0	0.00000%	0.07000%	GSMC		No

(1)	The 222 Broadway Loan is part of the 222 Broadway Whole Loan, totaling $135,000,000, which was bifurcated into two pari passu loan components (notes A-1 and A-2). The 222 Broadway Loan, but not the related pari passu note A-2, will be contributed to the CGCMT 2012-GC8 Trust. Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, Debt Yield Based on Underwritten NOI / NCF and Cut-off Date Balance per SF calculations are based on the aggregate cut-off date principal balance of $135,000,000.
(2)	In the event that the Cole Family Dollar Portfolio Mortgage Loan is not paid off on or before the anticipated repayment date, the Mortgage Loan Rate will automatically increase to the greater of (i) 7.7260%, and (ii) the swap rate as of the anticipated repayment date plus 300 basis points, not to exceed 9.7260%.
(3)	In addition to 396 rooms, collateral for the Hyatt Regency - Buffalo Mortgage Loan includes the Buffalo Conference Center, an approximately 28,058 SF facility.
(4)	The University Manors Mortgaged Property is comprised of nineteen student housing apartment buildings located at the following addresses in Columbus, Ohio: 31, 95 Chittenden Avenue; 167 & 173 West 9th Avenue; 42, 115, 120 East 13th Avenue; 49, 80 East 14th Avenue; 98, 162-168, 252-262 East 12th Avenue; 1607, 1611 & 1615 North 4th Street; 60 East Norwich Avenue; 2135 Iuka Avenue; 310 East 18th Avenue; 315 East 19th Avenue; 1662-1666 Summit Street; 299 East 15th Avenue. One appraisal with an Appraisal Date of April 5, 2012 was performed. Eight separate environmental phase I reports were completed of which one is dated April 20, 2012 and seven are dated April 23, 2012. One engineering report with a date of April 23, 2012 was completed.

CGCMT 2012-GC8 GSMC Mortgage Loan Schedule
								Companion Loan		Companion Loan
								Remaining	Companion Loan	Remaining	Companion Loan
Control		Loan			Companion Loan	Companion Loan	Companion Loan	Term To	Maturity	Amortization Term	Servicing
Number	Footnotes	Number	Property Name	Revised Rate	Flag	Cut-off Balance	Interest Rate	Maturity (Mos.)	Date	(Mos.)	Fees
2	1	94FPO5	222 Broadway		Yes	35,000,000	4.89900%	57	6/6/2017	0	0.02000%
6		94GQC8	25 East Oak Street
7		94EDC7	Sonora Village
8	2	94XFC3	Cole Family Dollar Portfolio
In the event that the Cole Family Dollar Portfolio Mortgage Loan is not paid off on or before the anticipated repayment date, the Mortgage Loan Rate will automatically increase to the greater of (i) 7.7260%, and
(ii) the swap rate as of the anticipated repayment date plus 300 basis points, not to exceed 9.7260%.

8.01		94XFC3-1	Family Dollar - Plant City
8.02		94XFC3-2	Family Dollar - Tampa
8.03		94XFC3-3	Family Dollar - Hernandez
8.04		94XFC3-4	Family Dollar - Pembroke Park
8.05		94XFC3-5	Family Dollar - Deland
8.06		94XFC3-6	Family Dollar - Port Arthur
8.07		94XFC3-7	Family Dollar - Phoenix
8.08		94XFC3-8	Family Dollar - Jacksonville I
8.09		94XFC3-9	Family Dollar - Kansas City I
8.1		94XFC3-10	Family Dollar - Avondale
8.11		94XFC3-11	Family Dollar - Fort Myers
8.12		94XFC3-12	Family Dollar - Ocala
8.13		94XFC3-13	Family Dollar - Fort Lupton
8.14		94XFC3-14	Family Dollar - Houston
8.15		94XFC3-15	Family Dollar - Burton
8.16		94XFC3-16	Family Dollar - Hudson
8.17		94XFC3-17	Family Dollar - Jacksonville II
8.18		94XFC3-18	Family Dollar - Dacono
8.19		94XFC3-19	Family Dollar - Kentwood
8.2		94XFC3-20	Family Dollar - Lakeland
8.21		94XFC3-21	Family Dollar - San Antonio I
8.22		94XFC3-22	Family Dollar - Newaygo
8.23		94XFC3-23	Family Dollar - Kansas City II
8.24		94XFC3-24	Family Dollar - Beaumont
8.25		94XFC3-25	Family Dollar - Milton
8.26		94XFC3-26	Family Dollar - Memphis
8.27		94XFC3-27	Family Dollar - Noonday
8.28		94XFC3-28	Family Dollar - Coolidge
8.29		94XFC3-29	Family Dollar - Leander
8.3		94XFC3-30	Family Dollar - San Antonio II
8.31		94XFC3-31	Family Dollar - Little Rock
8.32		94XFC3-32	Family Dollar - Canton
8.33		94XFC3-33	Family Dollar - Converse
8.34		94XFC3-34	Family Dollar - St. Peter
8.35		94XFC3-35	Family Dollar - Fort Dodge
9	3	94EDB9	Hyatt Regency - Buffalo
10		94NNO0	Plains Capital Towers
11		94GEL1	West Valley Shopping Center
16		94GF14	SpringHill Suites - Frazer Mills
17		94GF06	SpringHill Suites - Southside Works
20	4	94OJU9	University Manors
21		94FPP2	ARCT III Portfolio
21.01		94FPP2-1	Advance Auto - Auburn, IN
21.02		94FPP2-2	Tire Kingdom - Dublin, OH
21.03		94FPP2-3	Dollar General - Sikeston, MO
21.04		94FPP2-4	Family Dollar - Tulsa, OK
21.05		94FPP2-5	Dollar General - Altamont, IL
21.06		94FPP2-6	Dollar General - Ozark, MO
21.07		94FPP2-7	Family Dollar - Hawthorne, NV
21.08		94FPP2-8	Dollar General - Cadillac, MI
21.09		94FPP2-9	Family Dollar - Lovelock, NV
21.1		94FPP2-10	Dollar General - Gardner, LA
21.11		94FPP2-11	Dollar General - Durand, MI
21.12		94FPP2-12	Dollar General - Carleton, MI
21.13		94FPP2-13	Family Dollar - Biloxi, MS
21.14		94FPP2-14	Dollar General - Oran, MO
21.15		94FPP2-15	Dollar General - Flint, MI
21.16		94FPP2-16	Family Dollar - Wells, NV
21.17		94FPP2-17	Advance Auto - Greenwood, SC
21.18		94FPP2-18	Family Dollar - Gulfport, MS
21.19		94FPP2-19	Advance Auto - Warren, OH
21.2		94FPP2-20	Family Dollar - Carriere, MS
21.21		94FPP2-21	Dollar General - Vienna, MO
21.22		94FPP2-22	Dollar General - Como, TX
21.23		94FPP2-23	Dollar General - Soso, MS
21.24		94FPP2-24	Dollar General - Gordonville, TX
21.25		94FPP2-25	Family Dollar - Kerens, TX
21.26		94FPP2-26	Dollar General - Moorhead, MS
21.27		94FPP2-27	Family Dollar - Rangely, CO
22		94GEM9	Legacy Tower
26		94NNL6	TownePlace Suites - Fayetteville
45		94FPS6	Merrimack Village Center

(1)	The 222 Broadway Loan is part of the 222 Broadway Whole Loan, totaling $135,000,000, which was bifurcated into two pari passu loan components (notes A-1 and A-2). The 222 Broadway Loan, but not the related pari passu note A-2, will be contributed to the CGCMT 2012-GC8 Trust. Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, Debt Yield Based on Underwritten NOI / NCF and Cut-off Date Balance per SF calculations are based on the aggregate cut-off date principal balance of $135,000,000.
(2)	In the event that the Cole Family Dollar Portfolio Mortgage Loan is not paid off on or before the anticipated repayment date, the Mortgage Loan Rate will automatically increase to the greater of (i) 7.7260%, and (ii) the swap rate as of the anticipated repayment date plus 300 basis points, not to exceed 9.7260%.
(3)	In addition to 396 rooms, collateral for the Hyatt Regency - Buffalo Mortgage Loan includes the Buffalo Conference Center, an approximately 28,058 SF facility.
(4)	The University Manors Mortgaged Property is comprised of nineteen student housing apartment buildings located at the following addresses in Columbus, Ohio: 31, 95 Chittenden Avenue; 167 & 173 West 9th Avenue; 42, 115, 120 East 13th Avenue; 49, 80 East 14th Avenue; 98, 162-168, 252-262 East 12th Avenue; 1607, 1611 & 1615 North 4th Street; 60 East Norwich Avenue; 2135 Iuka Avenue; 310 East 18th Avenue; 315 East 19th Avenue; 1662-1666 Summit Street; 299 East 15th Avenue. One appraisal with an Appraisal Date of April 5, 2012 was performed. Eight separate environmental phase I reports were completed of which one is dated April 20, 2012 and seven are dated April 23, 2012. One engineering report with a date of April 23, 2012 was completed.

EXHIBIT B

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(1)
Whole Loan; Ownership of Mortgage Loans.  Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan.  Each Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note.  At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.  Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)
Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)
Mortgage Provisions.  The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)
Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)
Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller constitutes a legal, valid and binding assignment from the Seller.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Exhibit C (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-Off Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)
Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Whole Loan, the rights of the holder of the related Companion Loan pursuant to a Co-Lender Agreement; provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)
Junior Liens.  It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth on Exhibit C, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)
Assignment of Leases and Rents.  There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related

Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)
UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)
Condition of Property.  Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-Off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Cut-Off Date.  To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)
Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-Off

Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)
Condemnation.  As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-Off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)
Actions Concerning Mortgage Loan.  As of the date of origination and to the Seller’s knowledge as of the Cut-Off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)
Escrow Deposits.  All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Seller to Depositor or its servicer.

(15)
No Holdbacks.  The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)
Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s

Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “a Special Flood Hazard Area”, the related Mortgagor  is required to maintain insurance  in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-”  by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-Off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee.  Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)
Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access  via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)
No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)
No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or a negative amortization feature or an equity participation by Seller.

(20)
REMIC.  The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)
Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-Off Date or as of the date that such entity held the Mortgage Note, each holder of the

Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)
Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)
Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-Off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)
Licenses and Permits.  Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)
Recourse Obligations.  The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or

(iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)
Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.  With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(28)
Financial Reporting and Rent Rolls.  Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)
Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-Off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount  of terrorism insurance available with funds equal to the Terrorism Cap Amount.  The “Terrorism Cap Amount”  is the specified percentage (which is at least equal to 200%)  of the amount of the insurance premium that is payable at such time  in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)
Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Exhibit C, or (vii) as set forth on Exhibit B-30-1 by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on Exhibit B-30-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on Exhibit B-30-3 or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)
Single-Purpose Entity.  Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-Off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-Off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-Off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)
Defeasance.  With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (i) 110% of the allocated loan amount for the real property to be released and (ii) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)
Fixed Interest Rates.  Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(34)
Ground Leases.   For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)
The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)
The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or  modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)
The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)
The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)
The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)
The Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)
The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)
The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)
Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)
In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)
Servicing.  The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)
Origination and Underwriting.  The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit B.

(37)
No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit B (including, but not limited to, the prior sentence).  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)
Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-Off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)
Organization of Mortgagor.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Mortgage Loan that is cross-collateralized and cross defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor.

(40)
Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)
Appraisal.  The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform

Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)
Mortgage Loan Schedule.  The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to this Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-Off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Exhibit B-30-3.

(44)
Advance of Funds by the Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)
Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

Exhibit B-30-1

List of Mortgage Loans with Current Mezzanine Debt

Not Applicable

B-30-1-1

Exhibit B-30-2

List of Mortgage Loans with Permitted Mezzanine Debt

Not Applicable

B-30-2-1

Exhibit B-30-3

List of Cross-Collateralized and Cross-Defaulted Mortgage Loans

Not Applicable

B-30-3-1

EXHIBIT C

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Representation	Mortgage Loan Name and Number	Description of Exception
(5) Lien; Valid Assignment	Hyatt Regency - Buffalo (No. 9)

The fee interest in the Mortgaged Property is held by the Erie County Industrial Development Agency (“IDA”) with the Mortgagor currently holding a leasehold interest in order to take advantage of PILOT (payment-in-lieu of taxes) program; the lender has a mortgage lien on both the fee interest held by the IDA and the leasehold interest held by the Mortgagor.

(10) Condition of Property	Cole Family Dollar Portfolio (No. 8)
The previous owners of the Mortgaged Properties (now the tenant under a lease with the Mortgagor) is responsible for making certain repairs with a timeframe noted in a separate letter agreement between the Mortgagor and the tenant. If the repairs are not completed with the timeframe required by the letter agreement, the Mortgagor will have an additional 90 days to pursue the completion of such items. If any repairs remain uncompleted as of such deadline, the Mortgagor is obligated to deposit with the lender the amount necessary to complete the deferred maintenance repairs. If the Mortgagor fails to do so, a cash flow sweep will commence until such time as the balance in such reserve equals the amount necessary to complete the deferred maintenance repairs.

(12) Condemnation	Sonora Village (No. 7)	The City of Scottsdale intends to condemn approximately 3,423 square feet of currently undeveloped land for a proposed extension and alignment of Northsight Boulevard.
(13) Actions Concerning Mortgage Loan	West Valley Shopping Center (No. 11)
One of the non-recourse carve-out guarantors, Leland Belli is a co-defendant in two lawsuits:

(i) Exclusive Fresh, Inc. (“Exclusive Fresh”) was a supplier for P. W. Supermarkets, Inc. (“PW”) to whom PW owed approximately $43,000 for goods purchased by PW. Exclusive Fresh brought an action in the Superior Court for Santa Clara County on May 5, 2011 to collect the outstanding obligation. PW was put into an involuntary bankruptcy on April 4, 2011, and as of result of the bankruptcy, this action has been stayed. As part of the action, Exclusive Fresh also named Leland Belli (“Belli”) as a co-defendant, alleging that Belli orally agreed personally to make good on all outstanding debt owed by PW to Exclusive Fresh, that Belli falsely informed Exclusive Fresh that PW was in a solid financial position, and that Exclusive Fresh had agreed to forbear the filing of a lawsuit in reliance on Belli’s claims. Belli has denied these allegations and is vigorously defending this lawsuit.

(ii) In an adversary proceeding filed in U. S. Bankruptcy Court for the Northern District of California, filed on March 30, 2012 in connection with the involuntary bankruptcy proceeding against PW, the bankruptcy trustee is seeking repayment of a $76,000 payment made by PW to Lee Ranches and Leland Belli as an alleged “insider” for the purposes of preference litigation, for a payment received in April 2010. While the defendants admit receiving the payment from PW, they allege that it was the repayment of a short-term loan that was used by PW to purchase inventory from Unified Grocers. Defendants’ position is that this repayment of a short-term loan was not a payment of an antecedent debt, therefore, it is not a preferential payment that must be returned to the bankruptcy estate.

(13) Actions Concerning Mortgage Loan	SpringHill Suites - Frazer Mills (No. 16) SpringHill Suites - Southside Works (No. 17)
A civil action brought by a brother and business partner of the non-recourse carveout guarantors is currently pending in the Court of Common Pleas of Allegheny County, Pennsylvania. The plaintiff in this suit alleged misappropriation of funds by the defendants, however the plaintiff’s forensic accountant failed to find any evidence of such misappropriation as was originally alleged. No financial or other claim was presented by the plaintiff for any lost business opportunity or purported fraud. A settlement is currently being negotiated in this litigation, under which the plaintiff will retire from active management of the company in exchange for a financial buyout and a transition

Exhibit 10.2 of Form 8-K - GSMC Mortgage Loan Purchase Agreement

Representation	Mortgage Loan Name and Number	Description of Exception

from plaintiff’s general partnership to limited partnership in the venture.  At the completion of such buyout, the plaintiff will control certain triple net lease properties, while the defendants will retain control of their development company, management company, and the hotels owned by the venture.

(13) Actions Concerning Mortgage Loan	TownePlace Suites -Fayetteville (No. 26)
A civil action was filed in the 141st Judicial District Court of Tarrant County, Texas, by Texas Capital Bank against Dewey F. Weaver, Jr. (“Weaver”), the non-recourse carveout guarantor, resulting from Weaver’s guaranty of a note for a friend.  All sums due and owing under the judgment have been placed in register of the court., and the only matter still pending involves claim of attorney fees of approximately $165,000.00.

(16) Insurance	All GSMC Mortgage Loans other than West Valley Shopping Center (No. 11) and TownePlace Suites – Fayetteville (No. 26)
All policies of insurance may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s, if Moody’s rates such insurer and is rating the Certificates, and all such insurers must have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s, if Moody’s rates such insurer and is rating the Certificates).

(16) Insurance	222 Broadway (No. 2)
Insurance coverage may be provided by FM Global companies with respect to insurance on the property level, provided it maintains a minimum rating of “Api” with S&P, and by Liberty Mutual Insurance Company with respect to the liability insurance, provided it maintains a minimum rating of “A-” with S&P.

(16) Insurance	25 East Oak Street (No. 6)
Insurance coverage may be provided by Liberty Mutual Fire Insurance Company,   so long as they maintain a rating of “A-” with S&P and an “A3” with Moody’s; provided that if the rating of such insurer is withdrawn or downgraded below “A-” by S&P or “A3” by Moody’s, the Mortgagor agrees to promptly replace such carrier.

(16) Insurance	Cole Family Dollar Portfolio (No. 8)
To the extent: (i) the master lease with Family Dollar is in full force and effect, (ii) no monetary default or material non-monetary default beyond any applicable notice and cure period has occurred and is continuing under such master lease, (iii) Family Dollar (or the guarantor (if any) maintains a claims-paying ability ratings from S&P of BBB- or better and a consistent rating from Moody’s, (iv) during the term of the Loan, Family Dollar is obligated per the terms of such master lease to rebuild and/or repair its leased premises at the corresponding Mortgaged Properties at Family Dollar’s sole expense and the rent paid by Family Dollar following such casualty will not abate, and (v) Family Dollar maintains the insurance required to be maintained by it under the master lease, the Mortgagor will not be required to maintain separate insurance.

If the insurance maintained by Family Dollar does not comply with the requirements of the loan documents or the reliance upon the insurance provided by Family Dollar pursuant to the master lease will result in a downgrade, withdrawal, or qualification of any rating to be assigned or then assigned to any outstanding Certificates, then the Mortgagor is required to, upon obtaining knowledge thereof, promptly, at its sole cost and expense, procure and maintain either (x) “primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage or (y) “excess and contingent” insurance coverage in the event that the tenant does not have the sufficient insurance coverage over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the loan documents.

(16) Insurance	Hyatt Regency - Buffalo (No. 9)
Insurance coverage may be provided by Merchant’s Mutual Insurance Company (“Merchant’s”) under the Mortgagor’s umbrella policy, so long as it maintains a rating of “A VIII” or better with AM Best.  In the event the rating of Merchant’s is withdrawn or downgraded, the Mortgagor must promptly notify the lender and replace the downgraded insurer, with a carrier otherwise meeting the requirements

Representation	Mortgage Loan Name and Number	Description of Exception
of the loan agreement. The insurance required pursuant to the loan documents for the hotel may be maintained by the Hyatt hotel parent company under its blanket insurance program.
(16) Insurance	Plains Capital Towers (No. 10)
Insurance coverage may be provided by Aspen Specialty Insurance Company, so long as they maintain a rating of “A: XV” with AM Best; or by Essex Insurance Company so long as they maintain a rating of “A2” with Moody’s.

The Mortgagor is permitted to pay the premiums for the insurance policies required under the loan agreement, other than the insurance policies for the commercial general liability insurance, through a premium financing agreement provided that (i) the Mortgagor provides proof of payment of each installment to the premium financing company as they become due and payable, and (ii) until satisfaction in full of the indebtedness, the lender will maintain in the tax and insurance escrow account an amount equal to six (6) months of the annual insurance premiums for the Mortgaged Property to be paid pursuant to the premium finance agreement, which amount may be utilized by the lender to acquire any necessary insurance as permitted by the terms of the loan documents in the event the Mortgagor does not provide proof of payment as required pursuant to clause (i) above. The premium financing company will not provide 30 days of cancellation if the Mortgagor fails to pay the premium.

(16) Insurance	SpringHill Suites - Frazer Mills (No. 16) SpringHill Suites - Southside Works (No. 17)
Insurance coverage may be provided by (i) Westfield Insurance Company (“Westfield”) so long as they maintain a rating of “A XIII” or better with AM Best, and (ii) Eastern Alliance Insurance Company (“Eastern”) only for the required workers compensation and employers liability coverages, so long as they maintain a rating of “A VII” or better with AM Best.  In the event the rating of either Westfield or Eastern is withdrawn or downgraded, the Mortgagor must promptly notify the lender and replace the downgraded insurer, with a carrier otherwise meeting the requirements of the loan agreement.

(16) Insurance	ARCT III Portfolio (No. 21)
The Mortgagor may utilize National Fire Insurance Company of Hartford, the current insurer of its commercial general liability policy, which currently maintains a rating of “A-” with S&P and an “A3” with Moody’s; provided that if the rating of such insurer is withdrawn or downgraded below “A-” by S&P or “A3” by Moody’s, the Mortgagor agrees to promptly replace such carrier.

Other than the insurance coverages for liability which are required to be continuously maintained by the Mortgagor, the Mortgagor may use the insurance coverage provided by the existing tenant on each of the Mortgaged Properties so long as no default beyond any applicable notice and cure period has occurred and is continuing under the applicable lease, and either (x) any insurance coverage provided by the existing tenants satisfy the requirements set forth in the loan documents (including but not limited to the requirement to name the lender as mortgagee on tenant’s policies), such tenant’s lease and any material agreements, or (y) if such insurance coverage provided by the existing tenants do not satisfy the requirements but do satisfy the requirements set forth in such tenant’s existing lease and any material agreements applicable to the Mortgaged Property covered by such lease, then so long as (i) the credit rating of such tenant (or tenant’s guarantor) continues to be rated at least “BBB” by S&P, (ii) the tenant is obligated at its sole cost and expense to rebuild and/or repair the Mortgaged Property following a casualty or to pay to the Mortgagor all insurance proceeds and any other amount necessary to equal the entire sum necessary to rebuild the Mortgaged Property, (iii) the tenant is required to continue to pay full rent without any abatement or offset, and (iv) tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained under the lease (which insurance will not be less as to coverage types and amounts). To the extent any of the foregoing conditions are not satisfied, the Mortgagor will be required to itself provide supplemental coverage to the lender for one or more of the Mortgaged Properties.

Representation	Mortgage Loan Name and Number	Description of Exception
(24) Local Law Compliance	Cole Family Dollar Portfolio (No. 8)
The following Mortgaged Properties have a deficiency in parking spaces required by current zoning ordinance: Phoenix, AZ (6 spaces), Little Rock, AR (3 spaces), Fort Dodge, IA (6 spaces) and Hernandez, NM (4 spaces); Following the receipt of any applicable notice, the Mortgagor has agreed to remedy any deficiency within the timeframe required by the appropriate governmental authority.

(30) Due on Sale or Encumbrance	Cole Family Dollar Portfolio (No. 8)	The general partner of the sole member of the Mortgagor (which has a 99.9% indirect interest in the Mortgagor) is a public REIT and ownership interests will therefore be freely transferrable.
(30) Due on Sale or Encumbrance	Plains Capital Towers (No. 10)	The sole member of the Mortgagor and general partner of sole member are public REITs and ownership interests will therefore be freely transferrable.

(30) Due on Sale or Encumbrance	Merrimack Village Center (No. 45)	Various transfers of greater than 50% direct and indirect interests in the Mortgagor are permitted along with certain transfers of the Mortgaged Property.
(31) Single-Purpose Entity	Plains Capital Towers (No. 10)	A non-consolidation opinion was not required or obtained, however, the Mortgagor has one independent manager/director.

(39) Organization of Mortgagor	25 East Oak Street (No. 6)	The Mortgagor under this Mortgage Loan is affiliated with the Mortgagor under the 1026-1044 Market Street Mortgage Loan.
(39) Organization of Mortgagor	SpringHill Suites - Frazer Mills (No. 16) SpringHill Suites - Southside Works (No. 17)	The Mortgagors under these Mortgage Loans are affiliated.

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

[                              ] (“Seller”) hereby certifies as follows:

1.
All of the representations and warranties (except as set forth on Exhibit C) of the Seller under the Mortgage Loan Purchase Agreement, dated as of September 1, 2012 (the “Agreement”), between Citigroup Commercial Mortgage Securities Inc. and Seller, are true and correct in all material respects on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement) with the same force and effect as if made on and as of the date hereof (or as of such other date as of which such representation is made under the terms of Exhibit B to the Agreement).

2.
The Seller has complied in all material respects with all the covenants and satisfied all the conditions on its part to be performed or satisfied under the Agreement on or prior to the date hereof, and no event has occurred which would constitute a default on the part of the Seller under the Agreement.

3.
Neither the Prospectus, dated September 4, 2012, as supplemented by the Prospectus Supplement, dated September 10, 2012 (collectively, the “Prospectus”), relating to the offering of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, nor the Offering Circular, dated September 10, 2012 (the “Offering Circular”), relating to the offering of the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R Certificates, in the case of the Prospectus and the Prospectus Supplement, as of the date of the Prospectus Supplement or as of the date hereof, or the Offering Circular, as of the date thereof or as of the date hereof, included or includes any untrue statement of a material fact relating to the Mortgage Loans, the related Mortgaged Properties and/or the Seller or omitted or omits to state therein a material fact relating to the Mortgage Loans, the related Mortgaged Properties and/or the Seller required to be stated therein or necessary in order to make the statements therein relating to the Mortgage Loans, the related Mortgaged Properties and/or the Seller, in light of the circumstances under which they were made, not misleading.

Capitalized terms used herein without definition have the meanings given them in the Agreement or, if not defined therein, in the Indemnification Agreement.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

D-1

Certified this [  ] day of September, 2012.

GOLDMAN SACHS MORTGAGE
COMPANY

By:
Name:
Title:

D-2